Ex. 99.28 (d)(29)(xiv)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and J.P. Morgan Investment Management Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and J.P. Morgan Investment Management Inc., a Delaware corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement, effective as of the 1st day of December, 2012, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (each, a “Fund”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Parties have agreed to amend Section “17 Notice.”.

Whereas, the Board of Trustees of the Trust approved a fund name change for the JNL/JPMorgan Growth & Income Fund, renaming the fund the JNL/JPMorgan U.S. Value Fund.

Whereas, pursuant to this fund name change, the Adviser and the Sub-Adviser have agreed to amend Schedule A and Schedule B of the Agreement to update the fund name, as outlined above.

Whereas, the Parties have agreed to amend the Agreement to: i) update Section “17 “Notice.”; and ii) replace Schedules A and B to the Agreement, effective April 26, 2021.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Section “17 Notice.” shall be deleted and replaced, in its entirety, with the following:

17.	Notice. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or sent by electronic transmission (via e-mail) or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

To the Adviser:	Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: General Counsel
Email address: JNAMLegal@jackson.com

1

To the Sub-Adviser:	Ana Brands
J.P Morgan Investment Management Inc.
277 Park Avenue, Floor 8
New York, N.Y. 10172
Email address: JPMAM_NY_CSG@jpmorgan.com

2)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 26, 2021, attached hereto.

3)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 26, 2021, attached hereto.

4)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective April 26, 2021.

Jackson National Asset Management, LLC		J.P. Morgan Investment Management Inc.

By:	/s/ Emily J. Bennett	By:	/s/ Jessica Badillo
Name:	Emily J. Bennett	Name:	Jessica Badillo
Title:	AVP, Associate General Counsel	Title:	Vice President

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Schedule A

Dated April 26, 2021

Funds
JNL/JPMorgan Global Allocation Fund
JNL/JPMorgan Hedged Equity Fund
JNL/JPMorgan MidCap Growth Fund
JNL/JPMorgan U.S. Government & Quality Bond Fund
JNL/JPMorgan U.S. Value Fund

A-1

Schedule B

Dated April 26, 2021

(Compensation)

JNL/JPMorgan Global Allocation Fund

Average Daily Net Assets	Annual Rate*[1]
$0 to $1 Billion	0.390%[2]
$1 to $1.5 Billion	0.365%[2]
Amounts over $1.5 Billion	0.33%[2]

* The annual rates stated above will be reduced by the Acquired Fund Fees and Expenses (“AFFE”) attributable to the JNL/JPMorgan Global Allocation Fund’s investment in funds managed by the Sub-Adviser (each an “Underlying Fund”). The AFFE for each Underlying Fund is the “Total Annual Fund Operating Expenses after Fee Waivers and/or Expense Reimbursements” disclosed in the current prospectus for each Underlying Fund.

JNL/JPMorgan Hedged Equity Fund
Average Daily Net Assets	Annual Rate[1]
$0 to $100 Million	0.33%[2]
Amounts over $100 Million	0.22%[2]

JNL/JPMorgan MidCap Growth Fund
Average Daily Net Assets	Annual Rate
$0 to $1 Billion	0.40%
Amounts over $1 Billion	0.35%**

** When net assets drop below $2 billion, the annual rate will be 0.38% for net assets over $1 billion.

JNL/JPMorgan U.S. Government & Quality Bond Fund
Average Daily Net Assets	Annual Rate
$0 to $200 Million	0.17%***
$200 Million to $500 Million	0.15%
$500 Million to $1 Billion	0.12%
Amounts over $1 Billion	0.10%

*** When net assets drop below $500 million, the annual rate will be 0.20% for net assets between $0 to $200 million.

B-1

JNL/JPMorgan U.S. Value Fund

Average Daily Net Assets	Annual Rate[1]
$0 to $200 Million	0.295%[2]
$200 Million to $300 Million	0.220%[2]
Amounts over $300 Million	0.175%[2]

_______________________________

1 Effective as of April 26, 2021, a fee discount is offered for the JNL/JPMorgan Global Allocation Fund, the JNL/JPMorgan Hedged Equity Fund, and the JNL/JPMorgan U.S. Value Fund, each a Fund of the Trust, as provided in the Sub-Adviser’s Relationship Pricing Arrangement with Jackson National Asset Management, LLC dated February 25, 2020 (the “Discount Agreement”). The Sub-Adviser provides sub-investment advisory services for other Funds of the Trust that are not eligible for the fee discount.

2 The sub-advisory fee discounts shall be calculated pursuant to the Discount Agreement.

B-2